SUB-ITEM 77Q3



DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 04/30/2003
FILE NUMBER 811-08697
SERIES NO.: 3



74U.  1.  Number of shares outstanding
          Class A Shares   11,053
      2.  Number of shares outstanding of a second class of open-end company shares
          Class B Shares    9,963
          Class C Shares    3,614


74V.  1.  Net asset value per share (to nearest cent)
          Class A Shares  $ 7.21
      2. Net asset value per share of a second class of open-end company shares ( to nearest cent)
          Class B Shares  $ 7.06
          Class C Shares  $ 7.06